EXHIBIT 21

IMPERIAL INDUSTRIES, INC.

Subsidiaries of the Registrant

December 31, 2005

Incorporated
under laws of

DFH, Inc.	Florida

Premix-Marbletite Manufacturing Co., Inc.	Florida

Just-Rite Supply, Inc.	Florida

Triple I Leasing, Inc. (inactive)	Florida